Exhibit 99.(a)(1)(C)

NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

IMPORTANT: Use this form if you previously returned an Election Form tendering your stock options for exchange, and you wish to withdraw all or some of the options you previously elected to exchange.

☐	I want to withdraw all of the options I previously elected to exchange in the option exchange program.

☐	I want to withdraw from participation in the option exchange program only those options that I have indicated below:

Grant Number	Grant Date	Plan/Type	Price	Outstanding

By signing and returning this Notice of Withdrawal, I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, I will receive no new stock options in exchange for them, and I will retain my current stock options with their current terms and conditions.

Employee Signature	Date and Time

Employee Name Printed	Solazyme Office in Which Employed

Daytime Telephone Number	E-mail Address

If you previously elected to exchange eligible options for new stock options by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, we must receive your completed and signed Notice of Withdrawal before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently February 18, 2015 by one of the following methods:

Via electronic delivery:	Scan and email it to options-exchange@solazyme.com

Via facsimile:	Solazyme, Inc., Attn: Idalina Chan, fax number (650) 989-6700

Via mail, courier or hand delivery:	Solazyme, Inc.
Attn: Idalina Chan
225 Gateway Boulevard
South San Francisco, CA 94080

Your withdrawal will be effective as the date and time Solazyme receives this Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Solazyme by the deadline.

You may confirm that your documents have been received by calling Idalina Chan at (650) 780-4777 or by emailing her at options-exchange@solazyme.com. Solazyme intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that Solazyme properly received your Notice of Withdrawal.